                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]

Contact:  Charlene Hamrah (Investment Community)
          (212) 770-7074
          Joe Norton (News Media)
          (212) 770-3144


           AIG FILES SECOND QUARTER 2005 QUARTERLY REPORT ON FORM 10-Q

           AND REPORTS SECOND QUARTER 2005 NET INCOME OF $3.99 BILLION

NEW YORK, NY, August 9, 2005 - American International Group, Inc. (AIG) announced today that it has filed its Quarterly Report on Form 10-Q for the period ending June 30, 2005 with the Securities and Exchange Commission. Additionally, AIG filed a Form 10-Q/A restating the second quarter and the first six months of 2004 and 2003.

      Second quarter 2005 net income was $3.99 billion or $1.53 per diluted share, compared to $2.65 billion or $1.01 per diluted share in the second quarter of 2004. At June 30, 2005, shareholders' equity was $88.88 billion and consolidated assets were $828.64 billion.

      Net income for the first six months of 2005 was $7.68 billion or $2.93 per diluted share, compared to $5.21 billion or $1.98 per diluted share in the first six months of 2004.

                                 SECOND QUARTER
                     (in millions, except per share amounts)

                                                                                     PER DILUTED SHARE (A)
                                          2005         2004        Change        2005         2004         Change
                                          ----         ----        ------        ----         ----         ------
Net income                              $ 3,992      $ 2,650         50.6%     $  1.53      $  1.01         51.5%
Realized capital gains (losses),
   net of tax (b)                           185         (129)          --         0.07        (0.05)          --
FAS 133 gains (losses), excluding
   realized capital gains (losses),
    net of tax (c)                          825         (120)          --         0.32        (0.04)          --
Adjusted net income (d)                   2,982        2,899          2.9         1.14         1.10          3.6
Cumulative effect of the ILFC              (333)          --           --        (0.13)          --           --
   correction, net of tax (e)
Adjusted net income excluding the       $ 3,315      $ 2,899         14.3%     $  1.27      $  1.10         15.5%
   cumulative effect of the ILFC
   correction
Average shares outstanding                                                       2,623        2,640

                                   SIX MONTHS
                     (in millions, except per share amounts)

                                                                                    PER DILUTED SHARE (A)
                                          2005         2004        Change        2005         2004         Change
                                          ----         ----        ------        ----         ----         ------
Net income                              $ 7,676      $ 5,206         47.4%     $  2.93      $  1.98         48.0%

Realized capital gains (losses),
   net of tax (b)                           232          (46)          --         0.09        (0.02)          --

FAS 133 gains (losses), excluding
   realized capital gains (losses),
    net of tax (c)                        1,275         (159)          --         0.49        (0.05)          --

Cumulative effect of an accounting
   change, net of tax (f)                    --         (144)          --           --        (0.06)          --

Adjusted net income (d)                   6,169        5,555         11.1         2.35         2.11         11.4

Cumulative effect of the ILFC
   correction, net of tax (e)              (333)          --           --        (0.13)          --           --

Adjusted net income excluding the
   cumulative effect of the ILFC
   correction                           $ 6,502      $ 5,555         17.0%     $  2.48      $  2.11         17.5%

Average shares outstanding                                                       2,623        2,641

-----------------------------------------------------------------------------------------------------------------

(a) Assumes conversion of contingently convertible bonds due to the adoption of EITF Issue No. 04-8 "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share" of $2 million and $5 million, net of tax, for the second quarter and six months 2005, respectively, compared to $3 million and $6 million, net of tax, for the second quarter and six months 2004, respectively.

(b) Includes a $58 million loss, net of tax, attributable to FAS 133 "Accounting for Derivative Instruments and Hedging Activities", in the second quarter 2005 and no effect for the six months 2005, compared to a loss of $2 million and $54 million, net of tax, in the second quarter and six months 2004, respectively.

(c) Includes the unrealized gain (loss) attributable to economic hedges not qualifying for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

(d) Excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133, net of tax.

(e) Represents the cumulative effect of the correction of an error relating to certain manufacturers' payments to ILFC.

(f) Represents the cumulative effect of an accounting change, net of tax, related to SOP 03-1 "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts".

      Commenting on second quarter earnings, AIG President and Chief Executive Officer Martin J. Sullivan said, "In a quarter where the company devoted significant time and attention to its internal review, our operations stayed focused on their customers and business, achieving good results. Market conditions and other trends evident in the first quarter largely continued through the second quarter. Worldwide General Insurance, Foreign Life Insurance & Retirement Services and Consumer Finance were among our best performing businesses. A flat yield curve affected our spread businesses, and transaction volume in Domestic Life Insurance & Retirement Services and Capital Markets was lower as a result of regulatory and related issues. Our second quarter results were also adversely affected by the recording of a charge for the cumulative effect of the correction of an error relating to certain manufacturers' payments made for the benefit of ILFC. These factors were offset, however, by solid underwriting results and strong investment returns throughout our businesses.

      "General Insurance operating income before realized capital gains (losses) increased 20.5 percent compared to the second quarter of 2004. The combined ratio was 92.04. Premium growth of 4.2 percent reflects the underwriting discipline that we are maintaining in an environment that has been characterized by softer pricing in the domestic and international markets. Terms and conditions continue to be largely unchanged. The Domestic Brokerage Group had a combined ratio of 96.05, and the Foreign General combined ratio was an excellent
82.04. Domestic Personal Lines had premium growth of 7.5 percent and a combined ratio of 95.92. Mortgage Guaranty had premium growth of 6.6 percent and a delinquency ratio that continues to run well below the industry average. General Insurance cash flow was $2.71 billion and $6.21 billion in the second quarter and first six months of 2005, respectively. Pretax third quarter 2005 losses arising from hurricanes Emily and Dennis are estimated to be $40 million.

      "In the Life Insurance & Retirement Services business, operating income before realized capital gains (losses) and including pricing net investment gains increased 13.1 percent in the second quarter of 2005 compared to a year ago. Our overseas operations were the strongest contributors to these results. In addition to excellent business performance, foreign life results were favorably affected by the weaker U.S. dollar.

      "Foreign Life Insurance & Retirement Services operating income before realized capital gains (losses) and including pricing net investment gains increased 18.8 percent. Japan had strong first year premium growth of 31.8 percent in the second quarter, driven by strong life insurance sales at all three of our companies. Total foreign annuity production rose 43.3 percent. We are successfully leveraging the annuity product knowledge we have developed in Japan and Korea into other markets where we have a strong local presence.

      "Domestic Life Insurance & Retirement Services operating income before realized capital gains (losses) increased 5.1 percent in the second quarter of 2005. Domestic Life Insurance had mixed results. Following the filing of our 2004 Form 10-K, the advisor-driven brokerage and affluent market platforms experienced good recurring premiums in the last month of the quarter. Payout annuity sales, were negatively affected by the tight spread environment, although margins remain adequate as a result of our pricing discipline. The Domestic Retirement Services business continued to be affected by challenging market conditions. The second quarter sales environment for individual variable annuities was affected by lackluster domestic equity markets, while the flattening yield curve and competitive fixed income alternatives adversely affected fixed annuity sales.

      "Financial Services operating income, before the effect of FAS 133 and the cumulative effect of the ILFC correction, declined 2.9 percent compared to the second quarter of 2004. Weak Capital Markets results were somewhat offset by excellent results in our global Consumer Finance business. ILFC continues to benefit from improving lease rates and residual values and the demand for the modern, fuel-efficient aircraft they provide. The Capital Markets business was adversely affected by difficult market conditions and customer uncertainty during much of the quarter surrounding the negative ratings actions and the ongoing investigations. American General Finance has continued its strong receivables growth, while maintaining its emphasis on controlling operating expenses and adhering to strict underwriting guidelines, which is reflected in its improving net charge off and delinquency ratios. Robust receivables growth in the Poland consumer finance business and the Taiwan and Hong Kong credit card businesses contributed to the strong performance in the overseas operations.

      "Asset Management operating income increased by 10.0 percent in the second quarter, or 8.4 percent excluding the effect of FIN46R, compared to second quarter 2004. Third party assets under management increased to over $61 billion from $55 billion at March 31, 2005. Significant new mandates for its International Small Cap Equity, European Government Bond, and High Yield strategies resulted in new assets for the Institutional Asset Management business. The increase in Domestic Guaranteed Investment Contract (GIC) operating income was primarily due to an increase in partnership income over the prior year. The sharp decline in second quarter GIC deposits reflects the delay in the launch of AIG's previously announced matched investment program.

      "In conclusion, AIG performed well and demonstrated great resilience in the second quarter of 2005. Our strong global presence, diverse product range and the discipline and dedication of our employees around the world were instrumental in achieving these results."

                                      # # #

      ADDITIONAL SUPPLEMENTARY FINANCIAL DATA IS AVAILABLE IN THE INVESTOR INFORMATION SECTION OF WWW.AIGCORPORATE.COM.

      A conference call for the investment community will be held tomorrow, Wednesday, August 10, 2005 at 8:30 a.m. EDT. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday, August 19, 2005.

      Additionally, AIG's 2005 Annual Meeting of Shareholders scheduled for Thursday, August 11, at 10:00 a.m. EDT will be broadcast live on the Internet at www.aigwebcast.com.

                                      # # #

      This press release contains forward-looking statements. Please refer to the AIG Quarterly Report on Form 10-Q for the period ended June 30, 2005 and AIG's past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

COMMENT ON REGULATION G

      This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2005 Supplementary Financial Data available in the Investor Information section of AIG's corporate website, www.aigcorporate.com.

      Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG's financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2004, the effect of FIN46R, the effect of FAS 133 and the cumulative effect of the ILFC correction.

      Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of business performance for such period.

      AIG believes that a major part of the discipline of a successful general insurance company is to produce an underwriting profit, and it evaluates the performance of and manages its operations on that basis. Providing only a GAAP presentation of net income and operating income makes it much more difficult for users of AIG's financial information to evaluate AIG's success or failure in its basic business, that of insurance underwriting, and may, in AIG's opinion, lead to incorrect or misleading assumptions and conclusions. The equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason, and consistently request that AIG provide the non-GAAP information.

      Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG's insurance competitors.

                                      # # #

     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270

                       AMERICAN INTERNATIONAL GROUP, INC.
                             FINANCIAL HIGHLIGHTS*

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                           THREE MONTHS ENDED JUNE 30,           SIX MONTHS ENDED JUNE 30,
                                                          2005       2004 (A)     CHANGE       2005       2004 (A)     CHANGE
                                                          ----       --------     ------       ----       --------     ------
GENERAL INSURANCE OPERATIONS:
       Net Premiums Written                             $ 10,640     $ 10,207        4.2%    $ 21,433     $ 20,242        5.9%
       Net Premiums Earned                                10,234        9,377        9.1       20,372       18,470       10.3
       Underwriting Profit                                   698          616       13.3        1,270        1,075       18.1
       Net Investment Income                               1,039          825       25.9        2,072        1,622       27.7
       Income before Realized Capital Gains (Losses)       1,737        1,441       20.5        3,342        2,697       23.9
       Realized Capital Gains (Losses)                       138            3         --          230          188         --
       OPERATING INCOME                                 $  1,875     $  1,444       29.8%    $  3,572     $  2,885       23.8%
                                                          ------       ------       ----       ------       ------       ----

         Loss Ratio                                        69.84        73.39        70.78      73.58
         Expense Ratio                                     22.20        19.99        21.94      20.53
         Combined Ratio                                    92.04        93.38        92.72      94.11
                                                           -----        -----        -----      -----

LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS :
       GAAP Premiums                                    $  7,307     $  6,819        7.2%    $ 14,851     $ 13,708        8.3%
       Net Investment Income                               4,159        3,666       13.4        8,418        7,444       13.1
       Pricing Net Investment Gains (b)                      100           67       49.3          181          145       24.8
       Income before Realized Capital Gains (Losses)       2,350        2,078       13.1        4,637        4,085       13.5
       Realized Capital Gains (Losses) (b)                   212          220         --          148           (2)        --
       OPERATING INCOME                                    2,562        2,298       11.5        4,785        4,083       17.2

FINANCIAL SERVICES OPERATIONS:
       Operating Income excluding FAS 133 and the
         Cumulative Effect of the ILFC Correction            576          593       (2.9)       1,155        1,081        6.8
       FAS 133 (c)                                         1,000         (584)        --        1,464         (527)        --
       Cumulative Effect of the ILFC Correction (d)         (516)          --         --         (516)          --         --
       OPERATING INCOME                                    1,060            9         --        2,103          554      279.6

ASSET MANAGEMENT OPERATING INCOME (E)                        475          432       10.0        1,001          785       27.5

Other Realized Capital Gains (Losses)                       (205)        (431)        --         (226)        (357)        --
Other Income (Deductions) - net                               28          221         --            3          (38)        --
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
       CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE           5,795        3,973       45.9       11,238        7,912       42.0
Income Taxes                                               1,674        1,218         --        3,287        2,387         --
INCOME BEFORE MINORITY INTEREST AND CUMULATIVE
       EFFECT OF AN ACCOUNTING CHANGE                      4,121        2,755       49.6        7,951        5,525       43.9
Minority Interest, after-tax:
       Income before Realized Capital Gains (Losses)        (127)        (104)        --         (265)        (170)        --
       Realized Capital Gains (Losses)                        (2)          (1)        --          (10)          (5)        --
INCOME BEFORE CUMULATIVE EFFECT OF AN
       ACCOUNTING CHANGE                                   3,992        2,650       50.6        7,676        5,350       43.5
Cumulative Effect of an Accounting Change,
       net of tax (f)                                         --           --         --           --         (144)        --
NET INCOME                                              $  3,992     $  2,650       50.6%    $  7,676     $  5,206       47.4%

FINANCIAL HIGHLIGHTS


                                                          THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,
                                                       2005       2004 (A)       CHANGE     2005       2004 (A)       CHANGE
                                                       ----       --------       ------     ----       --------       ------
NET INCOME                                            $ 3,992     $ 2,650          50.6%  $ 7,676     $   5,206          47.4%
REALIZED CAPITAL GAINS (LOSSES), NET OF TAX (G)           185        (129)           --       232           (46)           --
FAS 133 GAINS (LOSSES), EXCLUDING REALIZED
       CAPITAL GAINS (LOSSES), NET OF TAX                 825        (120)           --     1,275          (159)           --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
       NET OF TAX (F)                                      --          --            --        --          (144)           --
ADJUSTED NET INCOME (H)                                 2,982       2,899           2.9     6,169         5,555          11.1
CUMULATIVE EFFECT OF THE ILFC
       CORRECTION, NET OF TAX (D)                        (333)         --            --      (333)           --            --
ADJUSTED NET INCOME EXCLUDING THE CUMULATIVE
       EFFECT OF THE ILFC CORRECTION                  $ 3,315     $ 2,899          14.3%  $ 6,502     $   5,555          17.0%

PER SHARE - DILUTED (I):
NET INCOME                                            $  1.53     $  1.01          51.5%  $  2.93     $    1.98          48.0%
REALIZED CAPITAL GAINS (LOSSES), NET OF TAX (G)          0.07       (0.05)           --      0.09         (0.02)           --
FAS 133 GAINS (LOSSES), EXCLUDING REALIZED
       CAPITAL GAINS (LOSSES), NET OF TAX                0.32       (0.04)           --      0.49         (0.05)           --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
       NET OF TAX (F)                                      --          --            --        --         (0.06)           --
ADJUSTED NET INCOME (H)                                  1.14        1.10           3.6      2.35          2.11          11.4
CUMULATIVE EFFECT OF THE ILFC
       CORRECTION, NET OF TAX (D)                       (0.13)         --            --     (0.13)           --            --
ADJUSTED NET INCOME EXCLUDING THE CUMULATIVE
       EFFECT OF THE ILFC CORRECTION                  $  1.27     $  1.10          15.5%  $  2.48     $    2.11          17.5%
AVERAGE DILUTED COMMON
        SHARES OUTSTANDING (I)                          2,623       2,640                   2,623         2,641

*    Including reconciliation in accordance with Regulation G.

(a) Certain accounts have been reclassified in 2004 to conform to the 2005 presentation.

(b) For purposes of this presentation, pricing net investment gains are segregated out of total realized capital gains (losses). They represent certain amounts of realized capital gains where gains are an inherent element in pricing certain life products in some foreign countries.

(c) Includes the unrealized gain (loss) attributable to economic hedges not qualifying for hedge accounting treatment under FAS 133 "Accounting for Derivative Instruments and Hedging Activities", including the related foreign exchange gains and losses.

(d) Represents the cumulative effect of the correction of an error relating to certain manufacturers' payments to ILFC.

(e) Includes the results of certain AIG managed private equity and real estate funds that are consolidated effective December 31, 2003 pursuant to FIN46R, "Consolidation of Variable Interest Entities". For the second quarter and six months 2005, operating income includes $37 million and $112 million, respectively, compared to $28 million and $32 million for the second quarter and six months 2004, respectively, of third-party limited partner earnings offset in Minority Interest Expense. Excluding the effects of FIN46R, operating income increased 8.4 percent and 18.1 percent for the second quarter and six months ended June 30, 2005, respectively.

(f) Represents the cumulative effect of an accounting change, net of tax, related to SOP 03-1 "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts".

(g) Includes a $58 million loss, net of tax, attributable to FAS 133 "Accounting for Derivative Instruments and Hedging Activities", in the second quarter 2005 and no effect for the six months 2005, compared to a loss of $2 million and $54 million, net of tax, in the second quarter and six months 2004, respectively.

(h) Adjusted net income excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133 "Accounting for Derivative Instruments and Hedging Activities", net of tax.

(i) Assumes conversion of contingently convertible bonds due to the adoption of EITF Issue No. 04-8 "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share" of $2 million and $5 million, net of tax, for the second quarter and six months 2005, respectively, compared to $3 million and $6 million, net of tax, for the second quarter and six months 2004, respectively.